Exhibit 23.2

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

American Technology Corporation

San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-144698, File No. 333-09265, File No. 333-09269, File No. 333-23845, File No. 333-59929, File No. 333-54034, File No. 333-101279, File No. 333-125454 and File No. 333-128263) and Forms S-3 (File No. 333-137289, File No. 333-99675, File No. 333-105740, File No. 333-107635, File No. 333-127534 and File No. 333-137289) of our report dated January 5, 2007, relating to the 2005 and 2006 financial statements and schedule of American Technology Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007.

/s/    Swenson Advisors, LLP

San Diego, CA

January 7, 2008